                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. [_______])1




                             PARTY CITY CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)



                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)



                                   0007021451
--------------------------------------------------------------------------------
                                 (CUSIP number)





--------
1       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  0007021451                    13G                  PAGE 2 OF 8 PAGES

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Craig Enterprises, Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,044,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,044,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,044,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007021451                    13G                  PAGE 3 OF 8 PAGES


  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sidney Craig
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,044,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,044,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,044,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  0007021451                    13G                  PAGE 4 OF 8 PAGES


  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jenny Craig
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,044,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,044,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,044,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

         (a)      NAME OF ISSUER:  Party City Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  400 Commons Way, Rockaway, New Jersey 07866


ITEM 2.

         (a) NAME OF PERSONS FILING: Craig Enterprises, Inc.; Sidney Craig; Jenny Craig

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  Craig Enterprises, Inc., 11355 N. Torrey Pines Road, La Jolla, California 92038-9748 Sidney Craig, 11355 N. Torrey Pines Road, La Jolla, California 92038-9748 Jenny Craig, 11355 N. Torrey Pines Road, La Jolla, California 92038-9748

         (c) CITIZENSHIP: See respective cover sheets for the persons filing this Schedule 13G.

         (d)      TITLE OF CLASS OF SECURITIES:  Common Stock

         (e)      CUSIP NO.:  0007021451


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.


ITEM 4.           OWNERSHIP

                  Craig Enterprises, Inc. ("CEI") owns directly 1,044,000 shares of Common Stock, $.01 par value per share, of the Issuer ("Common Stock"), constituting 15.1% of the outstanding Common Stock of the Issuer. Sidney Craig and Jenny Craig, who are husband and wife, own in the aggregate 100% of the outstanding Common Stock of CEI. For information with respect to the amount of shares of Common Stock of the Issuer beneficially owned by the persons filing this Schedule 13G, and percent of class and sole or shared voting power with respect to such shares, see the respective cover sheets included herein with respect to each of the persons filing this Schedule 13G.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.



                                PAGE 5 OF 8 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10.          CERTIFICATION

                  Not applicable.


         Attached hereto as Exhibit 1 is a copy of an agreement among the persons filing this Schedule 13G with respect to such filing. Attached hereto as
Exhibit 2 is a Power of Attorney with respect to the execution and filing of certain forms in connection with securities of the Issuer.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



                                                 February 5, 1997
                                       ------------------------------------
                                                       Date



                                       CRAIG ENTERPRISES, INC.


                                       By:/s/ Sidney Craig
                                          --------------------------------
                                               Sidney Craig, President



                                       /s/ Sidney Craig
                                       -----------------------------------
                                                   Sidney Craig


                                       /s/ Jenny Craig
                                       -----------------------------------
                                                   Jenny Craig



                                PAGE 6 OF 8 PAGES

                                                                       EXHIBIT 1
                                                               PAGE 7 OF 8 PAGES


                                    AGREEMENT

                  Agreement dated as of February 5, 1997 among Sidney Craig, Jenny Craig and Craig Enterprises, Inc., a Delaware corporation.

                  WHEREAS, each of the parties hereto desires in accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 to make a joint filing on Schedule 13G with respect to the beneficial ownership by the undersigned of Common Stock of Party City Corporation.

                  NOW, THEREFORE, the undersigned agree that the Schedule 13G dated January 31, 1997 with respect to the beneficial ownership by the undersigned of shares of Common Stock of Party City Corporation, a Delaware corporation, shall be deemed to be filed on behalf of each of the undersigned.

                  IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date set forth above.



                                       /s/ Sidney Craig
                                       -----------------------------------
                                       Sidney Craig


                                       /s/ Jenny Craig
                                       -----------------------------------
                                       Jenny Craig


                                       CRAIG ENTERPRISES, INC.


                                       By: /s/ Sidney Craig
                                       -----------------------------------
                                               Sidney Craig, Chairman

                                                                       EXHIBIT 2
                                                               PAGE 8 OF 8 PAGES


                                POWER OF ATTORNEY


         Know all by these presents, that the undersigned hereby constitutes and appoints Sidney Craig, the undersigned's true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned, in the undersigned's capacity as beneficial holder of shares of Party City Corporation, a Delaware corporation (the "Company"), one or more Schedules 13D or 13G or Forms 3, 4 or 5, and amendments thereto, in accordance with Sections 13 and 16 of the Securities Exchange Act of 1934, as amended from time to time, and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or 13G or Form 3, 4 or 5, or amendments thereto, and file such form or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. Attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedules 13D or 13G or Forms 3, 4 or 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of January 25, 1997.



                                       /s/ Jenny Craig
                                       -----------------------------------
                                           Jenny Craig